Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nutex Health Inc. on Form S-8 of our report dated March 28, 2024, with respect to our audits of the consolidated financial statements of Nutex Health Inc. as of December 31, 2023 and 2022 and for each of the years in the period ended December 31, 2023, and our report dated with respect to our audit of internal control over financial reporting of Nutex Health Inc. as of December 31, 2023, which reports are included in the Annual Report on Form 10-K of Nutex Health Inc. filed on March 29, 2024.

Our report on the effectiveness of internal control over financial reporting dated March 28, 2024 expressed an adverse opinion because of the existence of material weaknesses.

Marcum LLP
Houston, Texas
June 26, 2024

Marcum LLP 6002 Rogerdale Road Suite 300 Houston, Texas 77072 Phone 281.223.5500 www.marcumllp.com